Exhibit 8.3

Ernst & Young Belastingadviseurs LLP Cross Towers, Antonio Vivaldistraat 150 1083 HP Amsterdam, Netherlands Postbus 7925 1008 AC Amsterdam, Netherlands	Tel: +31 88 407 10 00 Fax: +31 88 407 10 05 ey.com

To the management of JBS B.V.

Amsterdam, [•] 2023	MM/RdV/VR/SvdZ

JBS B.V.: opinion with respect to the Dutch taxation paragraph as included in the F-4 form of JBS B.V.

Dear Sirs,

You have requested us to render an opinion with respect to certain Dutch tax aspects in connection with the offering of the Class A Common Shares, Brazilian Depository Receipts (“BDRs”) and Class B Common Shares in JBS B.V.1

More specifically you wish to receive our opinion on the following issues:

i.	a Registration Statement containing a prospectus (hereinafter: “Prospectus”) which covers the offering of the securities listed on the cover of such Prospectus.

In giving our opinion we have examined and relied on the F-4 form as filed with the Securities and Exchange Commission (the “Commission”) on [•] (hereinafter: “F-4 Form”). Terms used in this opinion letter have the same meaning as ascribed to them in the F-4 Form.

[1]

We note that JBS B.V. intends to convert its legal form under Dutch law from a private limited liability company (in Dutch: besloten vennootschap met beperkte aansprakelijkheid) to a public limited liability company (naamloze vennootschap) and to change its name to “JBS N.V.” prior to the closing of the proposed transaction. The definition of JBS B.V. is meant to include JBS N.V. posterior to its conversion into a Dutch public limited liability company and vice versa.

Ernst & Young Belastingadviseurs LLP is a limited liability partnership incorporated under the laws of England and Wales and registered with Companies House under number OC335596. The term partner in relation to Ernst & Young Belastingadviseurs LLP is used to refer to (the representative of) a member of Ernst & Young Belastingadviseurs LLP. Ernst & Young Belastingadviseurs LLP has its registered office at 6 More London Place, London, SE1 2DA, United Kingdom, its principal place of business at Boompjes 258, 3011 XZ Rotterdam, the Netherlands and is registered with the Chamber of Commerce Rotterdam number 24432939. Our services are subject to general terms and conditions, which contain a limitation of liability clause.

1	Opinion

The disclosure set forth in the F-4 Form under the caption “Taxation — Material Dutch Tax Consequences” represents our opinion as far as it concerns Dutch corporate tax law, Dutch dividend withholding tax law, Dutch personal income tax law, gift and inheritance tax law and real estate transfer tax law. This disclosure is subject to our assumptions as set out below and our analysis of the Dutch tax law as we have considered necessary or appropriate.

In rendering our opinion we have assumed that the F-4 Form relates to the offering of Class A Common Shares, BDRs and Class B Common Shares in JBS B.V.

2	Final remarks

This opinion is limited to matters of Dutch corporate tax law and Dutch personal income tax law, Dutch dividend withholding tax law, Dutch personal income tax law, gift and inheritance tax law and real estate transfer tax law as it stands at the date hereof and as such laws are interpreted in the published case law of the courts in the Netherlands. We disclaim any duty to keep you informed about any change in law applicable to the facts presented. This opinion is based on assumed facts as they are presented to us and the accurateness of which we have not verified.

This opinion letter is for your benefit in connection with the F-4 Form and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the U.S. Securities Act of 1933, as amended (hereinafter: “Securities Act”). This opinion letter is provided solely pursuant to the F-4 Form and is not to be relied upon for any other purpose.

In this opinion, Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. These concepts may not be identical to the concepts designated by the same English term, as they exist under the laws of jurisdictions other than the Netherlands. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by and construed under Dutch law and be brought before a Dutch court. Any liability for this opinion is governed and limited by our general terms and conditions. Any liability for this opinion is governed and limited by our general terms and conditions and the engagement agreement concluded with JBS S/A and JBS B.V. as affiliated entity on March 13, 2023.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any other matters not specifically referred to herein. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties or other information or any document examined in connection with the opinion except as expressly confirmed herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the F-4 Form, and to the references therein to us. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours sincerely,

On behalf of Ernst & Young Belastingadviseurs LLP,

Martijn Munniksma	Rudolf de Vries

Partner	Partner